BLUE BIRD REPORTS FISCAL 2024 SECOND QUARTER RECORD RESULTS;
RAISES 2024 GUIDANCE AND LONG-TERM OUTLOOK

Net Sales of $346M, up 15% and GAAP Net Income of $26M, up $19M
Second Quarter Record Adj. EBITDA of $46M, up $25M with 2,254 Buses Sold
FY2024 Adj. EBITDA Guidance Raised to $155M or 12% of Revenue
Long-Term Adj. EBITDA Margin Outlook Raised to 14%+

MACON, Ga. (May 8, 2024) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2024 second quarter results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended March 30, 2024	B/(W) Prior Year	Six Months Ended March 30, 2024	B/(W) Prior Year
Unit Sales	2,254	(50)	4,383	122
GAAP Measures:
Revenue	$345.9	$46.1	$663.6	$128.0
Net Income	$26.0	$18.9	$52.2	$56.3
Diluted EPS	$0.79	$0.57	$1.59	$1.72
Non-GAAP Measures[1]:
Adjusted EBITDA	$45.8	$24.7	$93.4	$75.8
Adjusted Net Income	$29.3	$20.7	$59.0	$60.1
Adjusted Diluted EPS	$0.89	$0.62	$1.80	$1.84
1 Reconciliation to relevant GAAP metrics shown below

"I am incredibly proud of our team’s achievements in delivering another outstanding result in the second quarter,” said Phil Horlock, CEO of Blue Bird Corporation. “The Blue Bird team continued to execute ahead of plan, improving operations and throughput, driving new order growth, and expanding our leadership position in alternative-powered buses. The market demand for our school buses remains very strong with just over 5,900 units in our order backlog. Unit sales in the quarter were down slightly from a year ago, however we grew revenue by 15%, to a record $346 million in a quarter. Adjusted EBITDA was an all-time second quarter record of $46 million, reflecting a 13% margin; that’s an outstanding increase of $25 million over last year.

In expanding our leadership position in alternative-powered school buses, we achieved another record quarter of deliveries of our electric-powered buses. Additionally, at quarter-end, we had nearly 500 electric school bus orders in our backlog. We saw strong growth in EV orders from the EPA’s Clean School Bus Program, which awarded nearly $1 billion in funding in 2023 from Phase 1 of its $5 billion program. We are excited for new EV orders over the next year from the recently-announced Phase 2 (A and B) of the 5-year program, which provides at least $1.5 billion in grant and rebate funding for electric school buses. We’ve been working aggressively with our dealers and school districts in submitting applications and we are confident that continued, exciting growth is ahead for Blue Bird on the EV front!

Based on our strong start to the year and additional visibility into the 2024 operating environment, we have increased our full year financial guidance for Adjusted EBITDA to $155 million, with a 12% margin. That will be an all-time full-year record for Blue Bird, and we look forward to sustained profitable growth in the coming years, particularly as the global supply-chain recovery progresses.”

FY2024 Guidance Increased and Long-Term Outlook Raised

“We are very pleased with the second quarter results, with the highest ever second quarter Adj. EBITDA” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business transformation continues to yield great results, and ahead of plan. With better line-of-sight into the balance of 2024, we are raising our full-year guidance for Net Revenue to $1.275-1.325 Billion, Adj. EBITDA to $145-165

million (11.5% - 12.5% margin) and Adj. Free Cash Flow to $70-80 million. Additionally, we are raising our long-term profit outlook towards an Adjusted EBITDA margin of 14%+ on ~$2 billion in revenues.”

Fiscal 2024 Second Quarter Results

Net Sales
Net sales were $345.9 million for the second quarter of fiscal 2024, an increase of $46.1 million, or 15.4%, from the second quarter of last year. Bus sales increased $44.5 million, reflecting a 18.8% increase in average sales price per unit, resulting from pricing actions taken by management as well as product and customer mix changes, and was slightly offset by a 2.2% decrease in units booked. In the second quarter of fiscal 2024, 2,254 units were booked compared with 2,304 units booked for the same period in fiscal 2023. The slight decrease was primarily due to product mix changes as well as a slight increase in supply chain constraints impacting the Company's ability to produce and deliver buses due to shortages of critical components during the second quarter of 2024 relative to the second quarter of fiscal 2023. Additionally, Parts sales increased $1.6 million, or 6.1%, for the second quarter of fiscal 2024 compared with the second quarter of fiscal 2023. This increase is primarily attributed to price increases, driven by ongoing inflationary pressures, as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Second quarter gross profit of $63.6 million represented an increase of $28.0 million from the second quarter of last year. The increase was primarily driven by the $46.1 million increase in net sales, discussed above, and partially offset by an increase of $18.1 million in cost of goods sold. The increase in cost of goods sold was primarily driven by increased inventory costs, as the average cost of goods sold per unit for the second quarter of fiscal 2024 was 9.6% higher compared to the second quarter of fiscal 2023, primarily due to increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures and b) ongoing supply chain disruptions that resulted in higher purchase costs for components.

Net Income
Net income was $26.0 million for the second quarter of fiscal 2024, which was a $18.9 million increase from the second quarter of last year. The increase was primarily driven by the $28.0 million increase in gross profit, discussed above. Partially offsetting this was the corresponding $6.9 million increase in income tax expense.

Adjusted Net Income
Adjusted net income was $29.3 million, representing an increase of $20.7 million compared with the same period last year, primarily due to the $18.9 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $45.8 million, which was an increase of $24.7 million compared with the second quarter last year. This increase primarily results from the $18.9 million increase in net income as a result of the factors discussed above, as well as the corresponding $6.9 million increase in income tax expense.

Full Year Fiscal 2024 Results

Net Sales
Net sales were $663.6 million for the six months ended March 30, 2024, an increase of $128.0 million, or 23.9%, compared with the same period in fiscal 2023. Bus sales increased $124.7 million, or 25.6%, reflecting a 22.1% increase in average sales price per unit, primarily driven by pricing actions taken by management in response to increased inventory purchase costs, and a 2.9% increase in units booked. There were 4,383 units booked in the six months ended March 30, 2024 compared with 4,261 units booked during the same period in fiscal 2023. The increase in units sold was primarily due to slight improvements in supply chain constraints impacting the Company's ability to produce and deliver buses due to shortages of critical components during the first half of fiscal 2024 relative to the same period in fiscal 2023. Parts sales increased $3.4 million, or 6.9%, for the six months ended March 30, 2024 compared with the six months ended April 1, 2023. This increase is primarily attributed to price increases, driven by ongoing inflationary pressures, as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Gross profit for the six months ended March 30, 2024 was $127.2 million, an increase of $84.1 million compared with the same period in the prior year. The increase was primarily driven by the $128.0 million increase in net sales, discussed above. This was partially offset by an increase of $43.9 million in cost of goods sold, primarily driven by the 2.9% increase in units booked and increased inventory costs, as the average cost of goods sold per unit for the six months ended March 30, 2024 was 6.2% higher compared to the six months ended April 1, 2023, primarily due to increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures and b) ongoing supply chain disruptions that resulted in higher purchase costs for components.

Net Income
Net income was $52.2 million for the six months ended March 30, 2024, which was a $56.3 million increase from the same period in the prior year. The increase in net income was primarily driven by the $84.1 million increase in gross profit, discussed above. This was partially offset by a corresponding $18.3 million increase in income tax expense, as well as a $13.1 million increase in SG&A, primarily driven by an increase in labor cost.

Adjusted Net Income
Adjusted net income for the six months ended March 30, 2024 was $59.0 million, an increase of $60.1 million compared with the same period last year, primarily due to the $56.3 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $93.4 million for the six months ended March 30, 2024, an increase of $75.8 million compared with the same period in the prior year. This is primarily due to the $56.3 million increase in net income, discussed above, and the corresponding $18.3 million increase in income tax expense.

Conference Call Details

Blue Bird will discuss its second quarter 2024 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	March 30, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$93,096	$78,988
Accounts receivable, net	11,425	12,574
Inventories	145,401	135,286
Other current assets	19,495	9,215
Total current assets	$269,417	$236,063
Property, plant and equipment, net	$94,487	$95,101
Goodwill	18,825	18,825
Intangible assets, net	44,489	45,424
Equity investment in affiliate	25,948	17,619
Deferred tax assets	—	2,182
Finance lease right-of-use assets	683	1,034
Other assets	2,633	1,518
Total assets	$456,482	$417,766
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$138,847	$137,140
Warranty	6,779	6,711
Accrued expenses	37,549	32,894
Deferred warranty income	8,721	8,101
Finance lease obligations	898	583
Other current liabilities	21,973	24,391
Current portion of long-term debt	5,000	19,800
Total current liabilities	$219,767	$229,620
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	92,322	110,544
Warranty	8,697	8,723
Deferred warranty income	16,842	15,022
Deferred tax liabilities	2,238	2,513
Finance lease obligations	380	987
Other liabilities	8,317	7,955
Pension	2,131	2,404
Total long-term liabilities	$130,927	$148,148
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at March 30, 2024 and September 30, 2023	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,299,065 and 32,165,225 shares outstanding at March 30, 2024 and September 30, 2023, respectively	3	3
Additional paid-in capital	191,216	177,861
Accumulated deficit	(3,527)	(55,700)
Accumulated other comprehensive loss	(31,622)	(31,884)
Treasury stock, at cost, 1,782,568 shares at March 30, 2024 and September 30, 2023	(50,282)	(50,282)
Total stockholders' equity	$105,788	$39,998
Total liabilities and stockholders' equity	$456,482	$417,766

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands of dollars except for share data)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net sales	$345,915	$299,814	$663,575	$535,546
Cost of goods sold	282,276	264,165	536,378	492,440
Gross profit	$63,639	$35,649	$127,197	$43,106
Operating expenses
Selling, general and administrative expenses	27,571	23,205	53,173	40,037
Operating profit	$36,068	$12,444	$74,024	$3,069
Interest expense	(2,812)	(5,192)	(6,443)	(9,388)
Interest income	1,054	12	2,142	12
Other expense, net	(1,968)	(342)	(3,189)	(578)
Loss on debt refinancing or modification	—	—	(1,558)	(537)
Income (loss) before income taxes	$32,342	$6,922	$64,976	$(7,422)
Income tax (expense) benefit	(8,261)	(1,389)	(16,707)	1,592
Equity in net income of non-consolidated affiliate	1,942	1,597	3,904	1,666
Net income (loss)	$26,023	$7,130	$52,173	$(4,164)

Earnings (loss) per share:
Basic weighted average shares outstanding	32,240,458	32,033,709	32,205,657	32,029,999
Diluted weighted average shares outstanding	33,074,592	32,322,163	32,828,339	32,029,999
Basic earnings (loss) per share	$0.81	$0.22	$1.62	$(0.13)
Diluted earnings (loss) per share	$0.79	$0.22	$1.59	$(0.13)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(in thousands of dollars)	March 30, 2024	April 1, 2023
Cash flows from operating activities
Net income (loss)	$52,173	$(4,164)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	7,255	7,068
Non-cash interest expense	219	777
Share-based compensation expense	4,543	1,288
Equity in net income of non-consolidated affiliate	(3,904)	(1,666)
Dividend from equity investment in affiliate	2,991	—
Loss on disposal of fixed assets	25	11
Deferred income tax expense (benefit)	1,825	(1,600)
Amortization of deferred actuarial pension losses	344	598
Loss on debt refinancing or modification	1,558	537
Changes in assets and liabilities:
Accounts receivable	1,149	(1,101)
Inventories	(10,115)	13,816
Other assets	(10,016)	(2,380)
Accounts payable	2,298	28,116
Accrued expenses, pension and other liabilities	4,426	3,416
Total adjustments	$2,598	$48,880
Total cash provided by operating activities	$54,771	$44,716
Cash flows from investing activities
Cash paid for fixed assets	$(5,643)	$(3,740)
Proceeds from sale of fixed assets	—	—
Total cash used in investing activities	$(5,643)	$(3,740)
Cash flows from financing activities
Revolving credit facility borrowings	$36,220	$35,000
Revolving credit facility repayments	(36,220)	(55,000)
Term loan borrowings - new credit agreement	100,000	—
Term loan repayments - previous credit agreement	(133,050)	(9,900)
Principal payments on finance leases	(292)	(281)
Cash paid for debt costs	(3,128)	(3,272)
Repurchase of common stock in connection with stock award exercises	(301)	(57)
Cash received from stock option exercises	1,751	66
Total cash used in financing activities	$(35,020)	$(33,444)
Change in cash, cash equivalents, and restricted cash	14,108	7,532
Cash, cash equivalents, and restricted cash at beginning of period	78,988	10,479
Cash, cash equivalents, and restricted cash at end of period	$93,096	$18,011

	Six Months Ended
(in thousands of dollars)	March 30, 2024	April 1, 2023

Supplemental disclosures of cash flow information
Cash paid or received during the period:
Interest paid, net of interest received	$3,678	$8,125
Income tax paid (received), net of tax refunds	9,443	(52)
Non-cash investing and financing activities:
Changes in accounts payable for capital additions to property, plant and equipment	$780	$1,019
Accrue debt modification costs	—	—
Right-of-use assets obtained in exchange for operating lease obligations	1,241	199
Warrants issued for equity investment in affiliate	7,416	—

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net income	$26,023	$7,130	$52,173	$(4,164)
Adjustments:
Interest expense, net (1)	1,860	5,281	4,515	9,570
Income tax expense	8,261	1,389	16,707	(1,592)
Depreciation, amortization, and disposals (2)	3,988	4,181	8,198	7,996
Operational transformation initiatives	—	137	—	937
Share-based compensation expense	2,492	699	4,543	1,288
Stockholder transaction costs	1,933	743	3,154	743
Loss on debt refinancing or modification	—	—	1,558	537
Other	(1)	281	(83)	281
Subtotal (Adjusted EBITDA as previously presented)	$44,556	$19,841	$90,765	$15,596
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	1,195	1,247	2,590	1,956
Adjusted EBITDA	$45,751	$21,088	$93,355	$17,552
Adjusted EBITDA margin (percentage of net sales)	13.2%	7.0%	14.1%	3.3%

(1) Includes $0.1 million for both three months ended March 30, 2024 and April 1, 2023, and $0.2 million for both the six months ended March 30, 2024 and April 1, 2023, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.3 million and $0.4 million for the three months ended March 30, 2024 and April 1, 2023, respectively, and $0.9 million for both the six months ended March 30, 2024 and April 1, 2023, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net cash provided by operating activities	$54,554	$24,790	$54,771	$44,716
Cash paid for fixed assets	(2,739)	(2,594)	(5,643)	(3,740)
Free cash flow	$51,815	$22,196	$49,128	$40,976
Cash paid for operational transformation initiatives	—	137	—	937
Cash paid for stockholder transaction costs	1,933	743	3,154	743
Cash paid for other items	(1)	281	(83)	281
Adjusted free cash flow	53,747	23,357	52,199	42,937

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Net income (loss)	$26,023	$7,130	$52,173	$(4,164)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	—	108	—	740
Share-based compensation expense	1,844	552	3,362	1,018
Stockholder transaction costs	1,430	587	2,334	587
Loss on debt modification	—	—	1,153	424
Other	(1)	222	(61)	222
Adjusted net income (loss), non-GAAP	$29,296	$8,599	58,961	(1,173)

(1) Amounts are net of estimated tax rates of 26% for the three and six months ended March 30, 2024, and 21% for the three and six months ended April 1, 2023.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
Diluted earnings (loss) per share	$0.79	$0.22	$1.59	$(0.13)
One-time charge adjustments, net of tax benefit or expense	0.10	0.05	0.21	0.09
Adjusted diluted earnings (loss) per share, non-GAAP	$0.89	$0.27	$1.80	$(0.04)
Adjusted weighted average dilutive shares outstanding	33,074,592	32,322,163	32,828,339	32,276,095